UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: September 22, 2008

X-RITE, INCORPORATED

Michigan	000-14800	38-1737300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 44th Street S.E.

Grand Rapids, Michigan 49512

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code:

(616) 803-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms and conditions set forth in the Investment Agreement, dated as of August 20, 2008, between X-Rite, Incorporated (the “Company”) and OEPX, LLC, a Delaware limited liability company managed by One Equity Partners (“OEP” and such agreement, the “OEP Investment Agreement”), the Company has agreed to cause three individuals nominated by OEP (the “OEP Nominees”) to be elected or appointed to the Board, effective as of the closing of the transactions contemplated by the OEP Investment Agreement (the “OEP Issuance”).

In addition, pursuant to the terms and conditions set forth in the Investment Agreement, dated as of August 20, 2008, between the Company, Sagard Capital Partners, L.P. (“Sagard”) and Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P. and Tinicum Capital Partners II Executive Fund L.L.C. (the “Institutional Investors Investment Agreement” and together with the OEP Investment Agreement, the “Investment Agreements”), the Company has also agreed to cause one person nominated by Sagard (the “Sagard Nominee”) to be elected or appointed to the Board, effective as of the closing of the transactions contemplated by the Institutional Investors Investment Agreement (together with the OEP Issuance, the “Issuances”).

The entry into the Investment Agreements was reported in, and copies of the Investment Agreements are exhibits to, the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 25, 2008.

On September 22, 2008, Stanley W. Cheff, Mario Fontana, Massimo S. Lattmann and Paul R. Sylvester tendered their conditional resignations from the Board of Directors of the Company (the “Board”), effective upon and subject to the closing of the Issuances.

On September 22, 2008, the Board conditionally appointed David M. Cohen, David A. Eckert and Colin M. Farmer as the OEP Nominees and Daniel M. Friedberg as the Sagard Nominee, effective upon and subject to the closing of the Issuances.

Pursuant to the terms and conditions set forth in the Investment Agreements, effective upon and subject to the closing of the Issuances, the new directors will be entitled to certain rights to serve on the committees of the Board. The committees to which the new directors will be named have not yet been determined. The Company will file an amendment to this Form 8-K when the committee appointments have been determined.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

X-RITE, INCORPORATED

Dated: September 26, 2008	By:	/s/ David A. Rawden
David A. Rawden
Chief Financial Officer